UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2016

True Nature Holding, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-53601	87-0496850
(Commission File Number)	(I.R.S. Employer Identification Number)

1355 Peachtree Street, Suite 1150 Atlanta, Georgia	30309
(Address of Principal Executive Offices)	(Zip Code)

(404) 254-6980
(Registrant’s Telephone Number, Including Area Code)

Trunity Holdings, Inc.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “Trunity Holdings,” “Trunity,” the “Company, “us,” “our,” or “we” are to Trunity Holdings, Inc.

Item 1.01 Entry into a Material Definitive Agreement.

On April 4, 2016 the Company entered into a non-binding letter of intent to acquire Cherokee Compounding Pharmacy in Holly Springs, Georgia, a suburb of Atlanta. The agreement calls for purchase consideration of approximately $450,000. Payment will be split between cash, the issuance of common stock, and a convertible note that may convert into stock at a price not less than $2 per share. The final allocation of each of these will be determined prior to closing, which is expected to occur in late May or June 2016. Dale Coker, Cherokee’s Founder and CEO, is expected to join the newly formed Advisory Board at True Nature subsequent to closing. The letter of intent is not a definitive agreement, and the Company anticipates that the definitive agreement will contain customary conditions to closing.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 29, 2016 the Company entered into a non-binding letter of intent to acquire P3 Compounding Pharmacy of Georgia, LLC, which trades as Integrity Compounding Pharmacy, located in Atlanta, Georgia. Subject to approval from the Georgia Board of Pharmacy, which we expect in the month of May, we have completed a definitive agreement to acquire the 100% of the membership interests of P3 Compounding Pharmacy of Georgia.

The consideration paid was comprised of three (3) components:

1) the business interests were acquired in consideration of a) $425,000 of convertible notes with a conversion price of $1.25 per share and cash pay interest of 6% and b) a short term note in the amount of $75,000, accruing 0%, with a maturity of June 16, 2016;

2) the specialized formulations of the business, which will be included in the Company's library of Intellectual Properties, were acquired in consideration a) $425,000 of convertible notes with a conversion price of $1.25 per share and cash pay interest of 6% and b) a short term note in the amount of $75,000, accruing 0%, with a maturity of June 16, 2016;

3) the founder of Integrity, Mr. Casey Gaetano, was employed as VP of Corporate Development, at an annual salary of $125,000, plus normal benefits commensurate with other executives in the Company of equal stature. He will also receive 125,000 shares of restricted stock.

The notes issued in conjunction with the purchase and the intellectual properties may be converted into restricted common stock at a rate of $1.25 per share. The purchase includes all payables, receivables, cash on hand, inventory and all assets used in the operation of the business.

Item 3.02 Unregistered Sales of Equity Securities.

In conjunction with a previously announced acquisition of Integrity Compounding Pharmacy, the Company has issued to the former shareholders of Integrity notes which may be converted into stock at the election of the holders. If all of the notes were converted into shares of restricted common stock, and without giving effect to any accrued, but unpaid, interest due under the notes, the Company would be obligated to issue a total of 680,000 shares.

The Company has also granted Mr. Gaetano, the founder of Integrity, restricted common stock for a total of 125,000 shares.

Item 5.02 Departure of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

In conjunction with the acquisition of Integrity Compounding Pharmacy, the Company has agreed to employ Mr. Casey Gaetano as Vice President of Corporate Development. His compensation includes a base salary of $125,000 per year, and 125,000 shares of restricted common stock. He will also receive benefits comparable to all other executives at a commensurate level.

Mr. Gaetano has an undergraduate degree from Emory University and has been working for P3 Compounding Pharmacy and related companies for the past six (6) years and previously worked for the Braff Group.

Item 7.01 Regulation FD Disclosure.

On April 1, 2016 the Company issued a press release announcing the letter of intent to acquire Integrity Pharmacy, and on May 9, 2016 issued a press release that announced it had agreed definitive documentation for the acquisition of P3 Compounding Pharmacy subject to approval by the Georgia Board of Pharmacy. On May 4, 2016, it issued a press release that describes the letter of intent to acquire Cherokee Pharmacy, located in Holly Springs, Georgia. Copies of these press releases are included in the exhibits to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE NATURE HOLDING, INC.

Date: May 9, 2016	By:	/s/ Stephen Keaveney
Stephen Keaveney Chief Executive Officer and Chief Financial Officer

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